Exhibit 99.1

Coconut Palm Acquisition Corp.	news
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595 S. Federal Highway, Suite 500, Boca Raton, FL 33432 • 561/955-7300 • 561/955-7333 (f)
For Immediate Release
9-19-2006
Thomas M. Arnost, Former Co-President of Univision Television Group, Named President/CEO, EBC Broadcast Station Group
Boca Raton, FL — Coconut Palm Acquisition Corp. (OTC Bulletin Board: CNUT.OB — News), which has entered into an agreement to merge with Equity Broadcasting Corporation, one of the largest owners and operators of television stations in the United States and a distribution platform for Spanish-language media, today announced that Thomas M. Arnost has been named President/CEO of the EBC Broadcast Station Group, effective upon completion of the merger between Coconut Palm and EBC. Mr. Arnost previously served as the Co-President of Univision Communications, Inc. (NYSE: UVN) Station Group, where he joined the company in 1994 following the 1992 acquisition of Univision by A. Jerrold Perenchio for $550 million. Mr. Arnost served as Co-President of Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico, from 1997 to 2005, and prior to that as Executive Vice President of Univision Television Group from 1994 to 1996. During Mr. Arnost’s tenure with Univision, total station group revenue grew from under $120 million in 1993 to over $650 million in 2005.
Equity Broadcasting Corporation is one of the largest owners and operators of television stations in the United States and a distribution platform for Spanish-language media. EBC is the second largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network. EBC currently owns and operates 128 television stations with 39 affiliated in 33 markets and provides outsourced management services of content delivery to more than 40 network and station operators through its Central Automated Satellite Hub facility
“Tom is a veteran media executive with a proven track record, having been involved in building the premier Spanish-language media company in the United States, Univision” said Richard C. Rochon, Chairman and CEO, Coconut Palm Acquisition Corporation. “With Tom’s leadership and experience, we are excited about the prospects of building another great company and are confident an executive of his caliber will lead the growth of sales and profitability throughout the stations.”
“I am very pleased to be joining Rick Rochon, along with Coconut Palm and EBC management, in an exciting opportunity to help build a state-of-the-art broadcast company that will be able to operate very profitably in today’s challenging broadcast environment. EBC has a dynamic set of core assets which will provide an excellent, cost-effective platform from which to build the company,” said Arnost.

Mr. Arnost also served as Station Manager for KMEX-TV in Los Angeles, Univision’s flagship station, in 1994. In 2002, Mr. Arnost helped oversee the successful launch of the Telefutura Station Group, which has since, significantly contributed to Univision’s overall revenue growth. Previously, from 1985 to 1993, Mr. Arnost served as General Sales Manager for Tribune Broadcasting Station Group, KTLA-TV in Los Angeles. Positions prior to 1985 included: 1984, Local Sales Manager Golden West Broadcasting, KTLA-TV, 1980-1984, National Sales Manager Golden West Broadcasting, KTLA-TV, and Mr. Arnost started his broadcast career at Petry Media Television, where he served as Account Executive from 1973 to 1979. Mr. Arnost graduated from the University of Arizona with a B. A. degree in Business Administration and a major in finance.
About Coconut Palm
Coconut Palm Acquisition Corp. is a blank check company that was formed for the specific purpose of consummating a business combination. Coconut Palm raised net proceeds of approximately $64 million through its initial public offering consummated in September 2005 and has dedicated its time since the offering to seeking and evaluating business combination opportunities.
Coconut Palm and EBC have entered into an agreement and plan of merger, as amended, pursuant to which EBC will merge with and into Coconut Palm with Coconut Palm as the surviving company, subject to the approval of the shareholders of both companies and regulatory approval, among other closing conditions. Following completion of the merger, Coconut Palm will change its name to Equity Broadcasting Corporation or a similar name.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the industry of the combined entity and competitive responses to the proposed merger. Actual results may differ materially from those contained in the forward-looking statements in this press release. Coconut Palm and EBC undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Coconut Palm and its officers and directors may be deemed to have participated in the solicitation of proxies from Coconut Palm’s stockholders in favor of the approval of the acquisition. Information concerning Coconut Palm’s directors and executive officers is set forth in the Coconut Palm’s documents filed with the Securities and Exchange Commission (available at http://www.sec.gov). Stockholders may obtain more detailed information regarding the direct and indirect interests of Coconut Palm and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which are being filed with the SEC.
For additional information please contact Stan Smith at the Company at 561-955-7300.
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